EXHIBIT 10.3
Loan No.

GENERAL ELECTRIC CAPITAL CORPORATION
(Lender)
to
[WINSTON SPECIAL PURPOSE ENTITY]
(Borrower)

FORM OF LOAN AGREEMENT

Dated as of: May 9, 2006
Property Location:                     ,
DOCUMENT PREPARED BY:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Charles T. Marshall, Esq.

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Page ii

Page iii

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	LEGAL DESCRIPTION OF PROJECT
SCHEDULE I	DEFEASANCE
SCHEDULE II	REQUIRED REPAIRS
SCHEDULE III	REPLACEMENT MANAGERS
SCHEDULE IV	RADIUS HOTELS

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LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) is entered into as of May 9, 2006, between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), and [WINSTON SPECIAL PURPOSE ENTITY], a Delaware limited liability company, whose organizational number is                      (“Borrower”).
ARTICLE 1
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
     “Affiliate” means (a) any corporation in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower is a partner, joint venturer or member, (c) any trust in which Borrower or any partner, shareholder, director, officer, member or manager of Borrower is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by Borrower or any partner, shareholder, director, officer, member or manager of Borrower, (e) any partner, shareholder, director, officer, member, manager or employee of Borrower, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of Borrower, (g) any Borrower Party, or (f) Operating Lessee and Manager.
     “Agreement” means this Loan Agreement, as amended from time to time.
     “Assignment of Leases and Rents” means the Assignment of Leases and Rents, executed by Borrower for the benefit of Lender, and pertaining to leases of space in the Project.
     “Award” has the meaning assigned in Section 3.3.
     “Bankruptcy Party” has the meaning assigned in Section 9.7.
     “Borrower Party” means any Joinder Party, any general partner of Borrower, and any general partner in any partnership that is a general partner of Borrower, any managing member of Borrower, and any managing member in any limited liability company that is a managing member of Borrower, at any level.
     “Budget” has the meaning assigned in Section 7.4.
     “Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

     “Casualty” has the meaning assigned in Section 3.2.
     “Closing Date” means the date the Loan is funded by Lender.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Condemnation” has the meaning assigned in Section 3.3.
     “Contract Rate” has the meaning assigned in Section 2.2.
     “Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under swaps, caps, floors, collars and other hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, Joinder Party or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan, and on any other outstanding permitted Debt relating to the Project approved by Lender for the period of time for which calculated. The foregoing calculation shall exclude payments applied to escrows or reserves required by Lender.
     “Debt Service Coverage” means, for the period of time for which calculation is being made, the ratio of Underwritten NOI to annualized Debt Service.
     “Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.
     “Defeasance Option” has the meaning assigned in Section 2.3(c).
     “Environmental Indemnity Agreement” means that Hazardous Materials Indemnity Agreement dated the date hereof in favor of Lender.
     “Environmental Laws” has the meaning assigned in Section 4.1(a).
     “ERISA” has the meaning assigned in Section 6.8.
     “Event of Default” has the meaning assigned in Article 9.

     “FF&E” has the meaning assigned in Section 2.4(a).
     “FF&E Account” has the meaning assigned in Section 2.4(a).
     “FF&E Account Conditions” has the meaning assigned in Section 2.4(a).
     “Funds” means the FF&E Account.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Hazardous Materials” has the meaning assigned in Section 4.1(b).
     “Impound Trigger Event” means either (i) the occurrence of an Event of Default, (ii) the transferring of the Project to a Person other than a Qualified Transferee (as defined in the Mortgage), or (iii) the Debt Service Coverage for the Project falls below 1.15:1 on a trailing twelve (12) month basis as reasonably determined by Lender.
     “Insurance Premiums” has the meaning assigned in Section 3.1(c).
     “Interest Only Period” means the first forty-eight (48) Payment Dates commencing with the first Payment Date on July 1, 2006.
     “Joinder Party” means the Persons, if any, executing the Joinder hereto.
     “Lease Subordination Agreement” means that Subordination and Attornment Agreement between Borrower, Operating Lessee and Lender of even date herewith.
     “Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.
     “Loan” means the loan made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.
     “Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgage, (d) the Assignment of Leases and Rents, (e) the Lease Subordination Agreement, (f) Uniform Commercial Code financing statements, (g) the Management Subordination Agreement, (h) all other documents evidencing, securing, or governing the Loan, and (i) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include that certain Environmental Indemnity Agreement.

     “Loan Year” means (a) for the first Loan Year, the period between the date hereof and one (1) calendar year from the last day of the month in which the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end one (1) calendar year from the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve (12) month calendar period after the first Loan Year until the Maturity Date.
     “Management Agreement” means the Management Agreement entered into between Manager and Borrower or Operating Lessee dated July 1, 2003, as amended, pertaining to the management of the Project in the form approved by Lender.
     “Management Subordination Agreement” means that Multi-Party Agreement or similar document between Manager, Borrower, Operating Lessee, and Lender of even date herewith.
     “Manager” means                     , the manager under the Management Agreement and any replacement property manager approved or permitted under Section 8.13(b).
     “Maturity Date” means, as applicable, the earlier of (a) June 1, 2016, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
     “Mortgage” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by Borrower in favor of Lender, covering the Project.
     “Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service paid during such period, and (c) capital expenditures, each approved by Lender and paid by Borrower during such period.
     “Note” means the Promissory Note of even date, in the stated principal amount of                                                                DOLLARS ($                    ), executed by Borrower, and payable to the order of Lender in evidence of the Loan.
     “Operating Expenses” means, for any period, all reasonable and necessary expenses of operating the Project in the ordinary course of business which are accounted for by Borrower during such period using the accrual method in accordance with GAAP and the Uniform System of Accounts and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, maintenance costs, management fees and costs, wages, salaries, personnel expenses, accounting, legal and other professional fees, fees and other expenses incurred by Lender and reimbursed by Borrower under the Loan Documents and deposits to any capital replacement, leasing or other reserves required by any Licensor. Operating Expenses shall exclude Debt Service, capital expenditures, tenant improvement costs, leasing commissions, any of the foregoing operating expenses which are paid from deposits to cash reserves and such deposits were previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Operating Expenses shall not include federal, state or local income taxes.
     “Operating Lease” shall mean the Lease Agreement dated as of the date hereof, entered into by and between Borrower and the Operating Lessee, which governs the operation of the Project, as amended, restated, replaced, supplemented or modified from time to time, in accordance with the terms hereof.
     “Operating Lessee” shall mean Barclay Hospitality Services, Inc., the operating lessee under the Operating Lease, which is an Affiliate of Borrower.
     “Operating Revenues” means, for any period, all receipts, revenues, income and proceeds of sales or services of every kind earned by Borrower or Operating Lessee, directly or indirectly, from the ownership or operation of the Project during such period, determined on an accrual basis in accordance with GAAP and the Uniform System of Accounts, including, without limitation or duplication, revenues from rentals, expense pass-throughs, fees and service charges to tenants, subtenants, licensees or other occupants of commercial or retail space in the Project, revenues from the use or rental of guest rooms and suites, conference and banquet rooms, revenue from food and beverage service and facilities, including off-site catering, telephone services, guest laundry services, vending, including mini-bars, television, recreational and health club facilities and parking and any other items of revenue, receipts or income identified in the Uniform System of Accounts, interest income, proceeds of insurance or condemnation not used or escrowed for repairs, forfeited guest deposits, damage recoveries to the extent not used or escrowed for repairs and proceeds of the sale of damaged or obsolete furniture, fixtures or equipment to the extent not used or escrowed to purchase replacement furniture, fixtures or equipment, but not including (i) taxes collected by Borrower or Operating Lessee for payment to governmental authorities, (ii) gratuities or service charges collected by Borrower or Operating Lessee for payment to employees or other persons performing services in the Project or (iii) such other exclusions as may be reasonably approved by Lender.
     “Payment Date” has the meaning assigned in Section 2.3(a), and is the date that a regularly scheduled payment of interest, during the Interest Only Period, and principal and interest, after the expiration of the Interest Only Period, is due, without including in such calculation the payment of interest, if any, made on the Closing Date.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
     “Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

     “Project” means                     ,                     ,                     , and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property described in Exhibit A.
     “Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Lender.
     “Secondary Market Transaction” has the meaning assigned in Section 8.11.
     “Securitization” has the meaning assigned in Section 8.11.
     “Securitization Date” means the “startup date,” as defined in Section 860G(a)(9) of the Code, of a “real estate mortgage investment conduit,” as defined in Section 860D of the Code, that holds the Note.
     “Single Purpose Entity” shall mean a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning or leasing the Project, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 6.14 hereof.
     “Site Assessment” means an environmental engineering report for the Project prepared at Borrower’s expense by an engineer engaged by Borrower, or Lender on behalf of Borrower, and approved by Lender, and in a manner reasonably satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-93 or any successor thereto published by ASTM and good customary and commercial practice.
     “Standard Adjustments” means the following assumptions to be made when calculating Underwritten NOI: (a) management fees equal to the greater of (i) actual management fees paid or (ii) three percent (3%) of Operating Revenues; (b) FF&E expenditures equal to the greater of (i) four percent (4%) of Operating Revenues or (ii) such amounts required under the Franchise Agreement; and (c) a mortgage constant equal to the greater of actual mortgage constant or seven percent (7.0%.)
     “State” means the State of                                         .
     “Tax and Insurance Escrow Fund” has the meaning assigned in Section 3.4.
     “Taxes” has the meaning assigned in Section 8.2.
     “Underwritten NOI” means the amount by which Underwritten Operating Revenues exceed Underwritten Operating Expenses, as reasonably determined by Lender for the trailing twelve (12)-month period.

     “Underwritten Operating Expenses” means Operating Expenses as reasonably determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Projects.
     “Underwritten Operating Revenues” means Operating Revenues as reasonably determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.
     “Uniform System of Accounts” means the most current Uniform System of Accounts for the Lodging Industry published by the International Association of Hospitality Accountants.
     “Yield Maintenance Amount” has the meaning assigned in Schedule I.
ARTICLE 2
LOAN TERMS
     Section 2.1 The Loan. Lender agrees to make a Loan of                                                              DOLLARS ($                     ) to the Borrower, which shall be funded in one advance and repaid in accordance with the terms of this Agreement and the Note. Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.
     Section 2.2 Interest Rate; Late Charge. The outstanding principal balance of the Loan shall bear interest at a rate of interest equal to five and nine hundred thirty-nine thousandths percent (5.939%) per annum (the “Contract Rate”). Interest at the Contract Rate shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) days and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding interest installment due date, as the case may be, to the date of the next interest installment due date or the Maturity Date. If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. While any Event of Default exists, the Loan shall bear interest at the Default Rate.
     Section 2.3 Terms of Payment. The Loan shall be payable as follows:
     (a) Interest and Principal.
(i)	A payment of interest only on the date hereof for the period from the date hereof through the last day of the current month.

(ii)	Commencing on July 1, 2006, and continuing on the first (1st) day of each calendar month thereafter (each such date a “Payment Date”) during the

Interest Only Period, Borrower shall pay interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.

(iii)	Thereafter, commencing on the forty-ninth (49th) Payment Date, and continuing on each Payment Date thereafter until the Maturity Date, Borrower shall make a constant payment of $ . Each of such payments shall be applied (i) to the payment of interest computed at the Contract Rate and (ii) the balance applied toward reduction of the principal sum. The constant payment required hereunder is based on a thirty (30)-year amortization schedule.
     (b) Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other amounts due under the Loan Documents.
     (c) Prepayment. Except as set forth herein, the Loan is closed to prepayment in whole or in part. Notwithstanding the foregoing, the Loan may be prepaid in whole, but not in part, on or after the one hundred eighteenth (118th) Payment Date.
     If the Loan is accelerated for any reason other than casualty or condemnation, and the Loan is otherwise closed to prepayment, and Borrower prepays the Loan, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to the sum of (i) the Yield Maintenance Amount, if any, that would be required under the Defeasance Option and (ii) three percent (3%) of the outstanding balance of the Loan. If for any reason the Loan is prepaid on a day other than a scheduled monthly payment date, the Borrower shall pay, in addition to the principal, interest and premium, if any, required under this Section, an amount equal to the interest that would have accrued on the Loan from the date of prepayment to the next scheduled monthly payment date. In the event of a prepayment resulting from Lender’s application of insurance or condemnation proceeds pursuant to Article 3 hereof, no prepayment penalty or premium shall be imposed.
     (d) Defeasance. On any Business Day following the earlier to occur of (i) two (2) years after the Securitization Date or (ii) the fourth (4th) anniversary of the Closing Date, provided no Event of Default exists that would not be cured by such defeasance, Borrower may obtain the release of the Project from the lien of the Mortgage in accordance with the terms and provisions of Schedule I attached hereto (the “Defeasance Option”).
     Section 2.4 Security; Establishment of Funds. The Loan shall be secured by the Mortgage creating a first lien on the Project, the Assignment of Leases and Rents and the other Loan Documents.
     (a) Borrower agrees to establish the following reserves with Lender, to be held by Lender as further security for the Loan:

(i)	Although no escrow is required therefor, Borrower shall complete the required repairs set forth on Schedule II annexed hereto on or before six (6) months from the date hereof;

(ii)	subject to the last sentence of this Section 2.4(a)(ii), to the extent not already required under the Franchise Agreement (as hereinafter defined), (x) Borrower will be required to deposit into an escrow with Lender (the “FF&E Account”) four percent (4%) of the monthly Operating Revenues of the Project each month for the repair and replacement of the furniture, fixtures and equipment used in connection with the operation, use and occupancy of the Project (the “FF&E”), and (y) on the date hereof Borrower shall deposit in the FF&E Account the amount of any existing funds maintained by or for the benefit of Borrower for the repair and replacement of the FF&E, unless such funds are required to be deposited with the franchisor. Notwithstanding the foregoing, no deposits shall be required in the FF&E Account so long as (A) Borrower is, directly or indirectly, controlled by Winston Hotels, Inc., (B) no monetary or other material Event of Default exists, and (C) Borrower provides evidence satisfactory to Lender on or before July 15 of each calendar year commencing July 15, 2007, that over the preceding sixty (60) month period an amount equal to four percent (4%) of Operating Revenues, or such greater amounts as required by the Franchise Agreement, for such period has been spent on capital improvements, replacements, and FF&E for the Project (the “FF&E Account Conditions”); and

(iii)	Borrower shall deliver to Lender reservation payments made for guest, meeting, banquet or other rooms made more than six (6) months in advance and exceeding $150,000 in the aggregate which shall be disbursed to Borrower upon receipt of notice to Lender of the occurrence of the applicable event to which such deposit is related or the required return or forfeiture of the deposit.
     (b) Pledge and Disbursement of Funds. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. Subject to the conditions set forth in Section 2.4(c), Lender shall make disbursements from the Funds as requested by Borrower, and approved by Lender in its reasonable discretion, on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Such advances may be made, at Lender’s election, either (i) in reimbursement for expenses paid by Borrower, or (ii) for payment of expenses incurred and invoiced but not yet paid by Borrower. Lender may require an inspection of the Project at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought. The Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its reasonable discretion. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums then present in the Funds to the payment of the Loan in any order in its reasonable discretion. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Lender shall have no obligation to release any of the Funds while any monetary or other material Event of Default exists or any material adverse change has occurred in Borrower or any Joinder Party or the Project which is reasonably likely to render Borrower’s or Joinder Party’s unable to perform its obligations under the Loan Documents. All reasonable out-of-pocket costs and expenses incurred by Lender in the disbursement of any of the Funds shall be paid by Borrower promptly upon demand or, at Lender’s sole discretion, deducted from the Funds. All work for which payment is made from the Funds shall be performed and completed lien-free and in a good and workmanlike manner.
     (c) Regardless of whether the FF&E Account is held by Lender or deposited with the franchisor, the FF&E Account shall be pledged to Lender on a first priority basis as additional collateral for the Loan, and notwithstanding the provisions of Section 2.4(b) above, Borrower shall not be entitled to any disbursement from such account unless:
(i)	following the occurrence of any FF&E Account Condition, if such repair and repair and replacement are not in accordance with the Budget, Lender has approved the repairs and replacements and related plans and specifications, which approval shall be deemed approved if not disapproved within thirty (30) days after receipt of documents reasonably required in connection with such review;

(ii)	Lender determines that the repairs and replacements of the FF&E are capital expenditures rather than normal repair and maintenance expenses;

(iii)	the requested disbursement is made not more frequently than once monthly and in increments of not less than Five Thousand Dollars ($5,000.00);

(iv)	the work for which the disbursement is requested does not include any immediate repairs required under Section 2.4(a) above;

(v)	Borrower has fulfilled all conditions precedent under the Franchise Agreement (if applicable) for the work related to the requested disbursement; and

(vi)	there exist no monetary or other material Event of Default under the Loan Documents.
     (d) Interest Payable by Lender. Lender shall cause all monies on deposit in the Funds to be deposited into interest bearing accounts of the type customarily maintained by Lender or its servicing agent for the investment of (and may be commingled with) similar reserves, which accounts may not yield the highest interest rate then available. The Funds shall be held in an account in Lender’s name (or such other account name as Lender may elect) at a financial institution or other depository selected by Lender (or its servicer) in its sole discretion (collectively, the “Depository Institution”). Borrower shall earn no more than an amount of interest on the Funds equal to an amount determined by applying to the average monthly balance of such Funds the quoted interest rate for the Depository Institution’s money market savings account, as such rate is determined from time to time (such allocated amount being referred to as “Borrower’s Interest”) and Lender shall keep appropriate records of the Borrower’s Interest. Lender or its Depository Institution shall be entitled to report under Borrower’s Federal tax identification number the Borrower’s Interest on the Funds. If the Depository Institution does not have an established money market savings account (or if an interest rate for such account cannot otherwise be determined in connection with the deposit of such Funds), a comparable interest rate quoted by the Depository Institution and acceptable to Lender (or its servicer) in its reasonable discretion shall be used. The amount of Borrower’s Interest allocated to the Funds shall be added to the balance in the applicable Fund, and shall be disbursed for payment of the items for which the applicable Fund is to be disbursed. Any interest earned above the Borrower’s Interest shall be retained by Lender as compensation for its administration and investment of such Funds.
ARTICLE 3
INSURANCE, CONDEMNATION, AND IMPOUNDS
     Section 3.1 Insurance. Borrower shall maintain insurance as follows:
     (a) Casualty; Business Interruption. Borrower shall keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by Lender. Such insurance shall include coverage against acts of terrorism to the extent and up to the level commercially reasonably available. Lender reserves the right to require from time to time the following additional insurance: boiler and machinery; flood; earthquake/sinkhole; worker’s compensation; and/or building law or ordinance. Borrower shall keep the Project insured against loss by flood if the Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the maximum amount of the Loan or (ii) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain use and occupancy insurance covering, as applicable, rental income or business interruption, with coverage in an amount not less than twelve (12) months anticipated gross rental income or gross business earnings, as applicable in each case, attributable to the Project. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Lender to be applied as provided in Section 3.2.
     (b) Liability. Borrower shall maintain (i) commercial general liability insurance with respect to the Project providing for limits of liability of not less than Five Million Dollars ($5,000,000.00) for both injury to or death of a person and for property damage per occurrence, and (ii) other liability insurance as reasonably required by Lender.
     (c) Additional Insurance: In addition to the insurance requirements set forth in Sections 3.1(a) and (b) above, Borrower shall be required to maintain, or shall require Operating Lessee and/or Manager to maintain, the following types of insurance, which must be satisfactory to Lender in all respects (including the deductible and the amount of coverage):
(i)	“Dram Shop” and/or “Innkeeper’s Liability” insurance in an amount not less than the greater of One Million Dollars ($1,000,000.00) or as required by applicable law, against claims or liabilities arising directly or indirectly to Persons or property on account of the sale or dispensing of beer, wine or other alcoholic beverage, including in such coverage loss of means of support; and

(ii)	employee dishonesty, and money and securities insurance (inside and out), depositors forgery, and liability for guests’ property on a blanket basis covering all employees of Borrower or Manager who have access to or are responsible for the handling of Borrower’s funds, guest property or tenant security deposits, in such amounts as Lender shall require from time to time, but in no event less than One Million Dollars ($1,000,000.00); and

(iii)	Builder’s risk insurance, as applicable, in amounts and with coverages reasonably required by Lender.
     (d) Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State, with a general company and financial size rating of “A-IX” or better as established by Best’s Rating Guide or “AA” or better by Standard & Poor’s Ratings Group. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Blanket policies shall be permitted only if (i) Lender receives appropriate endorsements and/or duplicate policies containing Lender’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Project in an amount approved by Lender which is expressly allocated for the Project, and any such policy shall in all other respects comply with the requirements of this Section. Borrower authorizes Lender to pay the premiums for such policies (the “Insurance Premiums”) from the Tax and Insurance Escrow Fund as the same become due and payable annually in advance. If Borrower fails to deposit funds into the Tax and Insurance Escrow Fund sufficient to permit Lender to pay the premiums when due, Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith. Borrower shall assign the policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Borrower shall deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.
     (e) Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies (unless Borrower is otherwise taking such actions), to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(d), however, shall require Lender to incur any expense or take any action hereunder.
     Section 3.2 Use and Application of Insurance Proceeds.
     (a) If the Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, if insurance proceeds are made available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.
     (b) Insurance proceeds shall be applied as follows:
(i)	if the loss is less than or equal to Three Hundred Fifty Thousand Dollars ($350,000.00), Lender shall permit Borrower to apply the insurance proceeds to restoration provided (A) no Event of Default or Potential Default exists that would not be cured by the application of the insurance proceeds to and the restoration of the Project, and (B) Borrower promptly commences and is diligently pursuing restoration of the Project;

(ii)	if the loss exceeds Three Hundred Fifty Thousand Dollars ($350,000.00) but is not more than twenty-five percent (25%) of the replacement value of the improvements, the insurance proceeds shall be deposited with a financial institution or third-party insurance intermediary reasonable acceptable to Borrower and Lender for application, prior to the occurrence of an Event of Default, to restoration provided that (A) at all times during such restoration no Event of Default or Potential Default exists that would not be cured by the application of the insurance proceeds to and the restoration of the Project; (B) Lender determines throughout the restoration that there are sufficient funds available to restore and repair the Project to a condition and value, substantially as prior to the casualty; (C) Lender determines that the Operating Revenues of the Project during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (D) Lender reasonably determines (based on leases which will remain in effect after restoration is complete if the Project is not a multi-family project) that after restoration the ratio of net operating income to Debt Service will equal at least the ratio that existed on the Closing Date; (E) Lender reasonably determines that the ratio of the outstanding principal balance of the Loan to appraised value of the project after restoration will not exceed the loan-to-value ratio that existed on the date of the casualty; (F) Lender reasonably determines that restoration and repair of the Project to a condition approved by Lender will be completed within nine (9) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (G) Borrower promptly commences and is diligently pursuing restoration of the Project; and (H) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances; and

(iii)	if the conditions set forth in (i) and (ii) above are not satisfied in Lender’s reasonable discretion, Lender may apply any insurance proceeds it may receive to the payment of the Loan or allow all or a portion of such proceeds to be used for the restoration of the Project.
     (c) Insurance proceeds applied to restoration will be disbursed by Lender to Borrower on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner). Any surplus insurance proceeds not required for the restoration and repair of the Project as provided herein shall be disbursed to Borrower.
     Section 3.3 Condemnation Awards. Borrower shall promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender’s prior consent which shall not be unreasonably withheld, conditioned or delayed, Borrower (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Lender. Borrower authorizes Lender to collect and receive such Awards, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the Award is less than or equal to Two Hundred Fifty Thousand Dollars ($250,000.00) and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Event of Default that would not be cured by such application of the Award. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the Awards to Lender, free and clear of all liens, charges or encumbrances. Any portion of any Award not applied toward payment of the Loan or to the restoration of the Project shall be disbursed promptly to Borrower, but in no event more than thirty (30) days from receipt by Lender.
     Section 3.4 Impounds. Upon the occurrence and during the continuance of an Impound Trigger Event, Borrower shall deposit with Lender, monthly, (a) one-twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the insurance policies required by Lender upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to expiration (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Deposits shall be made on the basis of Lender’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender with interest in the manner set forth in Section 2.4(c) hereof and may be commingled with Lender’s general funds and Lender shall keep appropriate records of Borrower’s Interest earned on the Tax and Insurance Escrow Fund. Borrower hereby grants to Lender a security interest in all funds so deposited with Lender for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable, is insufficient to pay such charges,

Borrower shall, to the extent deposits are otherwise required by this Section 3.4, deposit any deficiency with Lender immediately upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges.
ARTICLE 4
ENVIRONMENTAL MATTERS
     Section 4.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
     (a) “Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (i) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (ii) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (iii) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.
     (b) “Hazardous Materials” means (i) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (ii) asbestos or asbestos-containing materials, (iii) polychlorinated biphenyls (pcbs), (iv) radon gas, (v) underground storage tanks, (vi) any explosive or radioactive substances, (vii) lead or lead-based paint, or (viii) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.
     Section 4.2 Representations and Warranties on Environmental Matters. To Borrower’s knowledge, except as set forth in the Site Assessment, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws) and no Hazardous Material was removed or transported from the Project, (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project does not, and did not previously, violate any Environmental Laws, (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or, to Borrower’s knowledge, been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws; and (d) to Borrower’s knowledge, no underground storage tanks exist on any part of the Project.

     Section 4.3 Covenants on Environmental Matters.
     (a) Borrower shall, and shall cause Operating Lessee to, (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Lender immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (iii) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws ; and (iv) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project, Borrower or Operating Lessee.
     (b) Borrower shall not cause, and shall cause Operating Lessee not to cause, and Borrower shall, and shall cause Operating Lessee to, prohibit any other Person within the control of Borrower or Operating Lessee from, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing, (i) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with routine maintenance or repair of the Project in full compliance with Environmental Laws), (ii) installing any underground storage tanks at the Project, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws (other than as necessary to effect repairs, restoration, remediation, or other capital improvements to the Project in accordance with this Agreement).
     (c) Borrower shall provide to Lender, at Borrower’s expense promptly upon the written request of Lender from time to time, a Site Assessment or, if required by Lender, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project if Lender reasonably believes that Hazardous Materials are on, under, at, or within the Project, but not more than one such Site Assessment or update in any twelve (12)-month period, unless Lender’s request for a Site Assessment is based on new information provided under Section 4.3(a), a reasonable suspicion of Hazardous Materials at or near the Project in violation of applicable Environmental Laws, a breach of representations under Section 4.2, or during the continuance of an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.
     Section 4.4 Allocation of Risks and Indemnity. As between Borrower and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by law. Borrower shall indemnify, defend and hold Lender and its shareholders, directors, officers, employees and agents harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, or (b) the existence of Hazardous Materials in, on, or about the Project, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, or (f) the imposition of any environmental lien encumbering the Project; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Lender’s gross negligence or willful misconduct. Borrower’s obligations under this Section 4.4 shall arise whether or not any governmental authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise). Additionally, if any Hazardous Materials affect or threaten to affect the Project, Lender may (but shall not be obligated to) give such notices and take such actions as it reasonably deems necessary pursuant to Environmental Laws at the expense of the Borrower in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Any amounts payable to Lender by reason of the application of this Section 4.4 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is actually paid by Lender and invoiced to Borrower until Borrower has reimbursed Lender for such loss or damage. The obligations and liabilities of Borrower under this Section 4.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure. Notwithstanding the foregoing, subject to the conditions specified below in this Section 4.4, Borrower shall not be liable under this Section 4.4 for such indemnified matters directly created or arising from events or conditions not caused or created by Borrower and first existing after Lender (or its designee) acquires title to the Project by foreclosure or acceptance of a deed in lieu thereof or title is otherwise transferred, but only if (a) Borrower delivers to Lender a site assessment dated not earlier than ninety (90) days prior to such foreclosure, deed in lieu thereof or other transfer of title evidencing the presence of no Hazardous Materials on the Project and no material violation of any Environmental Laws with respect to the Project, provided, however, that Borrower shall remain liable to Lender for any non-material violations of any Environmental Laws disclosed by such current site assessment, and (b) such loss, liability, damage, claim, cost, or expense does not directly or indirectly arise from or relate to any release of or exposure to any Hazardous Materials (including personal injury or damage to property), non-compliance with any Environmental Laws, or remediation existing or occurring prior to the date Lender (or its designee) acquires title to the Project or title to the Project is otherwise transferred to a third party.
     Section 4.5 No Waiver. Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Environmental Indemnity Agreement or the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”
ARTICLE 5
LEASING MATTERS
     Section 5.1 Representations and Warranties on Leases. Borrower represents and warrants to Lender with respect to leases of the Project that: (a) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (b) the copies of the leases delivered to Lender are true and complete; (c) neither the landlord nor any tenant is in default under any of the leases; (d) Borrower has no knowledge of any notice of termination or default with respect to any lease; (e) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (f) no tenant or other party has an option to purchase all or any portion of the Project; (g) no tenant has the right to terminate its lease prior to expiration of the stated term of such lease; (h) no tenant has prepaid more than one (1) month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two (2) month’s rent); and (i) all existing leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.
     Section 5.2 Standard Lease Form; Approval Rights. All leases and other rental arrangements valued at more than five percent (5%) of the Project’s annual Operating Revenues (“Material Leases”) shall in all respects be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed and shall contain terms customarily required by prudent property management practices for similar properties. Borrower shall, or shall cause Operating Lessee to, hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower or Operating Lessee. Within ten (10) days after Lender’s request, Borrower shall, or shall cause Operating Lessee to, furnish to Lender a statement of all tenant security deposits, and copies of all leases not previously delivered to Lender, certified by Borrower or Operating Lessee as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future leases or lease extensions if the following conditions are satisfied: (i) there exists no Potential Default or Event of Default; (ii) the lease is on the standard lease form approved by Lender with no material modifications; (iii) the lease does not conflict with any restrictive covenant affecting the Project or any other lease for space in the Project; and (iv) the lease is for a market rental rate and contains terms customarily required by prudent property management practices for similar properties.
     Section 5.3 Covenants. Borrower shall, or shall cause Operating Lessee to, (a) perform the obligations which Borrower is required to perform under the leases; (b) enforce the obligations to be performed by the tenants; (c) promptly furnish to Lender any notice of default or termination received by Borrower or Operating Lessee from any tenant, and any notice of default or termination given by Borrower to any tenant; (d) not collect any rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two (2) month’s rent; (e) not enter into any ground lease or master lease of any part of the Project (other than the Operating Lease); (f) not further assign or encumber any lease; (g) not, except with Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), cancel or accept surrender or termination of any Material Lease; and (h) not, except with Lender’s prior written consent, not modify or amend any Material Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease). Any action in violation of clauses (e), (f), (g), and (h) of this Section 5.3 shall be void at the election of Lender.
     Section 5.4 Tenant Estoppels. At Lender’s request, Borrower shall use commercially reasonable efforts to obtain and furnish to Lender, but not more than once during any twelve (12) month period, written estoppels in form and substance reasonably satisfactory to Lender, executed by tenants under Material Leases in the Project and confirming the term, rent, and other provisions and matters relating to the Material Leases.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants, as of the date hereof, and covenants (where so specified) to Lender that:
     Section 6.1 Organization, Power and Authority. Borrower and each Borrower Party (a) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, (b) is in compliance with all legal requirements applicable to doing business in the State, and (c) has the necessary governmental approvals to own and operate the Project and conduct the business now conducted or to be conducted thereon. Borrower has the full power, authority and right to execute, deliver and perform its obligations pursuant to this Loan Agreement and the other Loan Documents, and to mortgage the Project pursuant to the terms of the Mortgage and to keep and observe all of the terms of this Loan Agreement and the other Loan Documents on Borrower’s part to be performed. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.
     Section 6.2 Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents to which it is a party: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party that is a party thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

     Section 6.3 Liabilities; Litigation.
     (a) The financial statements delivered by Borrower and each Borrower Party are true and correct in all material respects with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, the Project or the Loan.
     (b) Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
     Section 6.4 Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.
     Section 6.5 Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might materially adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have a material adverse effect on the Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.
     Section 6.6 Compliance with Law.
     (a) Borrower or Operating Lessee have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Project and carry on its business, including, without limitation, occupancy permits required for the legal use, occupancy and operation of the Project as a hotel and any applicable liquor license, and the Project is in material compliance with all applicable legal requirements, including without limitation, restrictive covenants, and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. The Project does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements;

     (b) No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project; and
     (c) The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.
     Section 6.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Section 11.1.
     Section 6.8 ERISA.
     (a) As of the date hereof and throughout the term of the Loan, (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and
     (b) As of the date hereof and throughout the term of the Loan (i) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.
     Section 6.9 Forfeiture. There has not been committed during the ownership by Borrower of the Project or, to Borrower’s knowledge, any predecessor in title, and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Project, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Project or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
     Section 6.10 Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments due and payable by Borrower and each Borrower Party, respectively. Borrower and each Borrower Party believe that their respective tax returns (to the extent tax returns are required) properly reflect the income and taxes of Borrower and each Borrower Party, respectively, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
     Section 6.11 Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will be, immediately following the making of the Loan, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured, Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower or any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.
     Section 6.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, might materially adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party.
     Section 6.13 Flood Zone. Other than as shown on the survey delivered to Lender in connection with the Loan, no portion of the improvements comprising the Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.1 hereof.
     Section 6.14 Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:
     (a) Borrower has not owned, does not own, and will not own any asset or property other than (i) the Project, and (ii) incidental personal property necessary for the ownership or operation of the Project.

     (b) Borrower has not engaged in and will not engage in any business other than the ownership, management and operation of the Project and Borrower will conduct and operate its business as presently conducted and operated.
     (c) Borrower has not entered into and will not enter into any contract or agreement with any Affiliate of the Borrower, any constituent party of Borrower, or any Affiliate of any constituent party, except upon terms and conditions that have been, are and shall be intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.
     (d) Borrower has not incurred and will not incur any Debt other than (i) the Loan, (ii) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is paid within ninety (90) days after the date when due, and (iii) Debt incurred in the financing of equipment and other personal property used on the Project in the ordinary course of business of prudent hotel management for similar hotels to the Project. No indebtedness other than the Loan may be secured (subordinate or pari passu) by the Project.
     (e) Borrower has not made and will not make any loans or advances to any third party (including any affiliate or constituent party or any affiliate of any constituent party), and has not and shall not acquire obligations or securities of its affiliates or any constituent party.
     (f) Borrower has been, is and will remain solvent and Borrower has paid, and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds and assets as the same have become due and as same shall become due.
     (g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed.
     (h) Borrower has maintained, and will maintain, all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party and Borrower will file its own tax returns to the extent that it is required to file any tax return, and may file a consolidated federal income tax return with any other person as required by applicable law or in accordance with GAAP. Borrower shall maintain its books, records, resolutions and agreements as official records.
     (i) Borrower has been and will be, and at all times has held itself out and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower, any constituent party of Borrower, or any Affiliate of any constituent party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate invoices and checks.
     (j) Borrower has maintained, and will maintain, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
     (k) Neither Borrower nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Borrower.
     (l) Borrower has not commingled and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other person other than legally permissible and authorized distributions to equity owners.
     (m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other person.
     (n) Borrower has not, does not, and will not hold itself out to be responsible for the debts or obligations of any other person except for guaranties issued in connection with the Franchise Agreement to the franchisor or licensor thereunder in the ordinary course of business of operating the Project.
     (o) If Borrower is a single member limited liability company, Borrower shall be formed and organized under Delaware law and otherwise comply with all other Rating Agency criteria for single member limited liability companies (including, without limitation, the inclusion of a “springing member” and delivery of Delaware single member liability company opinions acceptable in all respects to Lender and to the Rating Agencies.
     Section 6.15 Anti-Terrorism and Anti-Money Laundering Laws.
     (a) Borrower, Operating Lessee and each partner, member or stockholder in Borrower, Operating Lessee and all beneficial owners of Borrower and any such partner, member or stockholder, are in compliance with the requirements of the Anti-Money Laundering Laws (as defined below). Borrower and Operating Lessee agree to make its policies, procedures and practices regarding compliance with the Anti-Money Laundering Laws of any Persons who, pursuant to transfers permitted by the Mortgage, become stockholders, members, partners or other investors of Borrower available to Lender for its review and inspection during normal business hours and upon reasonable prior notice.
     (b) Neither Borrower nor Operating Lessee, any partner, member or stockholder in Borrower or Operating Lessee nor the beneficial owner of Borrower or Operating Lessee or any such partner, member or stockholder:
(i)	is listed on the Lists (as defined below);

(ii)	is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Anti-Money Laundering Laws;

(iii)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Anti-Money Laundering Laws;

(iv)	shall transfer or permit the transfer of any interest in Borrower or any Borrower Party to any Person who is or whose beneficial owners are listed on the Lists; or

(v)	shall knowingly lease space in the Project to any Person who is listed on the Lists or who is engaged in illegal activities.
     (c) If Borrower obtains knowledge that Borrower or Operating Lessee or any of its partners, members or stockholders or their beneficial owners become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.
     (d) If Borrower obtains knowledge that any tenant in the Project has become listed on the Lists or is convicted, pleads nolo contendere, indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.
     (e) If a tenant at the Project is listed on the Lists or is convicted or pleads nolo contendere to charges related to activity prohibited in the Anti-Money Laundering Laws, then proceeds from the rents of such tenant shall not be used to pay Debt Service and Borrower shall provide Lender such representations and verifications as Lender shall reasonably request that such rents are not being so used.
     (f) If a tenant at the Project is arrested on such charges, and such charge is not dismissed within thirty (30) days thereafter, Lender may at its option notify Borrower to exclude such rents from the Debt Service payments.
     (g) If Borrower or any Borrower Party is listed on the Lists, no earn-out disbursements, escrow disbursements, or other disbursements under the Loan Documents shall be made and all of such funds shall be paid in accordance with the direction of a court of competent jurisdiction.
     As used herein, the following terms have the meanings indicated:
     “Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a financial institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT ACT of 2001, Publ. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1, et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701, et seq., and the sanction regulations promulgated pursuant thereto by OFAC (as defined below), as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, and executive orders promulgated pursuant to any of the foregoing.
     “Lists” means the Specially Designated National and Blocked Persons List maintained by OFAC pursuant to the Anti-Money Laundering Laws and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any of the Anti-Money Laundering Laws.
     “OFAC” means the Office of Foreign Assets Control, Department of the Treasury.
     “Tenant” shall mean a tenant under a lease of commercial space in the Project, and shall not include any person occupying a hotel room as a guest on a transient basis in the ordinary course of the operation of the Project.
     The term “knowledge” as used herein shall mean the actual knowledge of Borrower, without any separate investigation or inquiry.
ARTICLE 7
FINANCIAL REPORTING
     Section 7.1 Financial Statements.
     (a) Monthly Reports. Until the Loan is sold in a Secondary Market Transaction, Borrower shall, and shall cause Operating Lessee to, furnish to Lender within twenty-five (25) days after the end of each calendar month a detailed operating statement (showing monthly activity and year-to-date) stating operating revenues, operating expenses, operating income and net cash flow for the calendar month just ended and any and all franchise inspection reports received by Borrower or Operating Lessee during the subject period.
     (b) Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrower shall, and shall cause Operating Lessee to, furnish to Lender a detailed operating statement (showing quarterly activity and year-to-date) stating operating revenues, operating expenses, operating income and net cash flow for the calendar quarter just ended and any and all franchise inspection reports received by Borrower or Operating Lessee during the subject period.
     (c) Annual Reports. Within ninety (90) days after the end of each fiscal year of Borrower’s operation of the Project, Borrower shall, and shall cause Operating Lessee to, furnish to Lender a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating operating revenues, operating expenses, operating income and net cash flow for each of Borrower and the Project, and, if required by Lender following the occurrence of an Event of Default, prepared on a review basis and certified by an independent public accountant reasonably satisfactory to Lender.
     (d) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by an authorized officer of Borrower.
     Section 7.2 Accounting Principles. All financial statements shall be prepared in accordance with generally accepted accounting principles in the United States of America in effect on the date so indicated and consistently applied (or such other accounting basis reasonably acceptable for Lender).
     Section 7.3 Other Information; Access. Borrower shall deliver to Lender such additional information regarding Borrower, Operating Lessee, its subsidiaries, its business, any Borrower Party, and the Project within thirty (30) days after Lender’s request therefor. Borrower and Operating Lessee shall permit Lender to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expenses of the Project. In the event that Borrower or Operating Lessee fails to forward the financial statements required in this Article 7 within thirty (30) days after written request, Lender shall have the right to audit such records, books and papers at Borrower’s expense.
     Section 7.4 Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower shall, or shall cause Operating Lessee to, provide to Lender its proposed annual operating and capital improvements budget (the “Budget”) for such fiscal year for review and, following the occurrence and during the continuance of an Event of Default, approval by Lender. If Lender shall object to the Budget or any portion thereof, Lender shall specify its objections and Borrower shall submit to Lender a new proposed Budget or relevant portion thereof within fifteen (15) days after notice of Lender’s objections; provided that Lender shall advise Borrower of any objection to the Budget or relevant portion thereof within thirty (30) days of each such submission by Borrower, and in the absence of any objection by Lender during such thirty (30)-day period the submission shall be deemed approved. This procedure shall be repeated until a complete Budget exist. So long as Lender objects to a portion of the Budget, the portion approved, if any, shall be the Budget and the Budget for the fiscal year then ending, with such changes as Lender specifies, shall be in effect in place of the portion of the Budget to which Lender objects.
ARTICLE 8
COVENANTS
     Borrower covenants and agrees with Lender as follows:
     Section 8.1 Due On Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest in Borrower shall sell, transfer, convey, mortgage, pledge, or assign any interest in the Project or any part thereof or further encumber, alienate, grant a Lien or grant any other interest in the Project or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgage.
     Section 8.2 Taxes; Utility Charges. Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Lender as part of the Tax and Insurance Escrow Fund and subject to Borrower’s right to contest in accordance with Section 11.8 hereof, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon the Project or become payable during the term of the Loan. Borrower’s compliance with Section 3.4 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 8.2. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall promptly pay for all utility services provided to the Project.
     Section 8.3 Control; Management. There shall be no change in the day-to-day control and management of Borrower or Borrower’s general partner or managing member without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed. Except as expressly permitted in Section 8.13(b), Borrower shall not terminate, replace or appoint any Manager, change in ownership or control of the Manager or terminate or amend the Management Agreement for the Project without Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Each Manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the Management Agreement.
     Section 8.4 Operation; Maintenance; Inspection. Borrower shall observe and comply in all material respects with all legal requirements applicable to the ownership, use and operation of the Project, including, without limitation, restrictive covenants. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty, subject to and as provided in Section 3.2. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.
     Section 8.5 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Project for the purpose of taxation, (b) affecting any Lien on the Project, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.
     Section 8.6 Legal Existence; Name, Etc. Borrower shall, and shall cause Operating Lessee to, preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower, Operating Lessee, nor any general partner or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary of Borrower to do so. Neither Borrower nor Operating Lessee shall change its name, identity, state of formation, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have obtained the prior written consent of Lender to such change, and (b) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. The name of Borrower, type of entity, organization number, and state of formation set forth in this Agreement accurately reflect such information as shown on the public record of Borrower’s jurisdiction of organization.
     Section 8.7 Further Assurances. Borrower shall, and shall cause Operating Lessee to, promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrower grants Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents and the Environmental Indemnity Agreement, at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Section 8.7.
     Section 8.8 Estoppel Certificates. Borrower, within ten (10) days after request, shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.
     Section 8.9 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Event of Default, together with a detailed statement of the steps being taken to cure such Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business; and (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project.
     Section 8.10 Indemnification.
     (a) Borrower shall protect, defend, indemnify and save harmless Lender its shareholders, directors, officers, employees and agents from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Lender by reason of (a) ownership of the Mortgage, the Project or any interest therein or receipt of any rents; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, nonuse or condition in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Project or any part thereof; and (e) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made. Any amounts payable to Lender by reason of the application of this section shall become immediately due and payable and shall bear interest at the Default Rate from the date that is fifteen (15) days from the date that the loss or damage is actually paid by Lender and Lender requests reimbursement therefor by submission to Borrower of complete copies of paid invoices reimbursed to Lender.
     (b) Notwithstanding anything herein to the contrary, (i) effective as of the Maturity Date or such other date that the Loan is paid in full or defeased in full pursuant to this Agreement, as applicable, Borrower shall be released from any such indemnified matters arising pursuant to Section 8.10(a) that are created or arise from events or conditions first existing after the Maturity Date, or such other date as the Loan is paid in full or defeased in full, as applicable, and (ii) Borrower shall not be liable under Section 8.10(a) for such matters that are created or arise from events or conditions first existing after succession by Lender or its nominee to title in the Project by foreclosure or acceptance of a deed in lieu of foreclosure, or otherwise, or a transfer of title in the Project to a purchaser as a result of foreclosure or acceptance of a deed in lieu of foreclosure or otherwise. No person shall be entitled to be indemnified hereunder against its own gross negligence or willful misconduct.
     (c) Lender shall promptly notify Borrower in writing of any claim, occurrence, legal action, or proceeding with respect to which Lender could seek indemnification under this Section 8.10 (each a “Claim”). Borrower may elect within a reasonable time after receipt of Lender’s notice of a Claim, but in no event later than twenty (20) days thereafter, to contest and defend against such Claim and employ counsel reasonably satisfactory to Lender at Borrower’s expense. Borrower shall give written notice to Lender of the commencement of such contest or defense.

In such event, Lender shall not be entitled in any way to release, waive, settle, modify, or pay such Claim without the written consent of Borrower if Borrower shall have assumed the defense of, or otherwise be contesting, such Claim (provided that such written consent shall not be unreasonably withheld). If Borrower shall have assumed the defense of any Claim as provided herein, and has employed counsel with respect thereto as provided herein, Lender shall be entitled to employ counsel to participate in such defense at its own cost and expense.
     (d) In the event that Borrower fails timely so to defend, Lender shall have the exclusive right to undertake the defense, compromise or settlement of such Claim on behalf of, at the expense of, and for the account and risk of Borrower. If Borrower does not elect to contest or defend the Claim as provided in this Section, Lender shall have the exclusive right to prosecute, defend, compromise, settle, or pay the Claim in its sole discretion and pursue its rights under this Agreement. If Borrower shall assume the defense, the parties hereto shall cooperate in the defense of such action and the records of each shall be available to the other and to Lender with respect to such defense.
     (e) Notwithstanding anything in this Section 8.10 to the contrary, (i) if there is a reasonable probability that a Claim may materially and adversely affect Lender other than as a result of money damages or other money payments, Lender shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, (ii) Borrower shall not, without Lender’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include an unconditional release by the claimant of Lender from all liability with respect to such Claim, and (iii) Borrower shall not be entitled to control and assume responsibility for the defense of the Claim if, in the good faith opinion of counsel to lender, there exists any actual or potential conflict of interest such that it is advisable for Lender to retain control of such proceeding. If Borrower fails to perform its obligations under this Section 8.10, Lender shall be subrogated to any rights Borrower may have under any indemnifications from any present, future or former owners or other occupants or users of the Project.
     Section 8.11 Cooperation. Borrower acknowledges that Lender and its successors and assigns shall have the right (a) to sell or otherwise transfer the Loan or any portion thereof and any and all servicing rights thereto as a whole loan, (b) to sell participation interests in the Loan, or (c) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization (the transactions referred to in clauses (a), (b) and (c) shall hereinafter be referred to collectively as “Secondary Market Transactions,” the transactions referred to in clause (c) shall hereinafter be referred to as a “Securitization,” and any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). Upon written request from Borrower, Lender shall notify Borrower of the Securitization Date. Borrower shall reasonably cooperate with Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction. Notwithstanding the foregoing, Borrower shall not be required to modify any material economic term of the Loan or materially increase the other obligations of Borrower or its member under the Note, this Agreement or the Loan Documents, subject to Section 8.7 hereof. Borrower shall provide such information, legal opinions and documents relating to the Borrower, the Project as Lender may reasonably request in connection with such Secondary Market Transaction provided Borrower is not required to incur any third-party professional cost or expense unless otherwise required by the Loan Documents. In addition, Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower and Borrower indemnifies Lender as to any losses, claims, damages or liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, or in light of the circumstances under which they were made, not misleading.
     Section 8.12 Payment For Labor and Materials. Subject to Borrower’s right to contest in accordance with Section 11.8 hereof, Borrower shall, and shall cause Operating Lessee to, promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of the Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the Mortgage).
     Section 8.13 Certain Hotel Covenants.
     (a) The Franchise Agreement, dated                     ,                     , as amended (the “Franchise Agreement”), between Operating Lessee and                     , pursuant to which Borrower has the right to operate the Project under a name and/or hotel system controlled by such franchisor, is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.
     (b) The Management Agreement, pursuant to which Manager operates the Project as a hotel, is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder, and Manager has been approved by the franchisor under the Franchise Agreement. Any management fee payable to Manager under the Management Agreement in excess of three percent (3%) of Operating Revenues, except for reimbursable expenses payable under the Management Agreement, shall be subordinate to payment of Debt

Service on the Loan. Borrower shall not terminate, replace or appoint any manager, or terminate, cancel, modify, renew or extend the Management Agreement, or enter into any agreement relating to the management or operation of the Project with Manager or any other party without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Any change in majority ownership or control of the Manager shall be cause for Lender to re-approve such manager and management agreement. Borrower will enter into and cause the Manager, or any successor manager, to enter into an assignment and subordination of the Management Agreement in form satisfactory to Lender, assigning and subordinating any such manager’s interest in the Project, and all fees and other rights of such manager pursuant to such Management Agreement, to the rights of Lender. Upon an Event of Default, Borrower at Lender’s request made at any time while such Event of Default continues, shall terminate or shall cause the Operating Lessee to terminate the Management Agreement in accordance with the Management Subordination Agreement and replace the Manager with a manager selected by Lender from among the parties listed on Schedule III or otherwise reasonably approved by Lender. Notwithstanding the foregoing, Lender hereby approves the parties listed on Schedule III attached hereto as replacement managers, subject to compliance with the other terms and conditions of this Section 8.13(b) and to approval by the franchisor under the Franchise Agreement.
     (c) Neither the execution nor the delivery of the Loan Documents, the Borrower’s performance thereunder, the recordation of the Mortgage, nor the exercise of any remedies by Lender, will adversely affect Borrower’s rights under the Franchise Agreement, the Management Agreement, or any of the licenses affecting the Project.
     (d) Borrower shall cause the Project to be operated pursuant to the Franchise Agreement and the Management Agreement.
     (e) Borrower shall:
(i)	promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(ii)	promptly notify Lender of any material default under the Franchise Agreement or the Management Agreement of which it is aware;

(iii)	promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, or material notice, report and estimate received by it under the Franchise Agreement or the Management Agreement;

(iv)	promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the franchisor under the Franchise Agreement and the Manager under the Management Agreement; and

(v)	ensure that each Manager shall hold and maintain all necessary licenses, certifications and permits required by law.

(vi)	require Manager, or any successor manager, to execute an agreement with Lender, in form and substance satisfactory to Lender, which shall provide, among other things, that the Manager, or any successor manager:
(1)	agrees to give Lender a simultaneous copy of any notice of default sent to Borrower;

(2)	grants Lender the right, but not the obligation, to cure monetary defaults of Borrower under the Management Agreement within thirty (30) days and cure non-monetary defaults of Borrower within sixty (60) days;

(3)	allows Lender to foreclose its lien and will, thereafter, upon request, reinstate the Management Agreement, without charge, if such is suspended prior to or during the foreclosure proceedings, provided all defaults have been cured; and

(4)	agrees that if Lender, any affiliate of Lender, or any nominee of Lender or other transferee acquires ownership of the property, such party may terminate the Management Agreement without payment or liability to the Manager upon thirty (30) days notice to the Manager; and
(vii)	Perform all of the work set forth in the Property Improvement Plan (“PIP”), if any, set forth in the Franchise Agreement in accordance with the following:
(1)	Borrower shall complete the PIP at its sole cost and expense in accordance with the budget therefor reasonably approved by Lender within the time periods set forth the PIP in a lien-free and good and workmanlike manner, and such work shall be performed in compliance with all applicable local, State and federal laws, and in compliance with franchisor’s fire protection and life safety standards set forth in the PIP, even if such standards exceed the requirements of applicable local, State and federal laws;

(2)	Borrower shall deliver to franchisor all plans, specifications, permits, certificates, professional opinions and other related requirements within the time periods set forth in the PIP;

(3)	Borrower shall deliver to Lender a copy of franchisor’s final inspection report for the PIP and franchisor’s written approval acknowledging Borrower’s completion of all of the requirements set forth in the PIP to franchisor’s complete satisfaction; and

(4)	Borrower shall deliver to Lender the written certification that all of the work set forth in the PIP meet all of franchisor’s requirements and evidence of completion to franchisor’s full satisfaction.
     (f) Borrower shall promptly notify Lender if persons or entities key to Borrower’s operations as designated by Lender are terminated or cease providing services to Borrower.
     (g) At Lender’s request, Borrower and the Manager shall meet with representatives of Lender to discuss the operation, management (including personnel), financial condition and physical condition of the Project, as well as guest, tenant, and customer satisfaction, marketing and other issues pertinent to the success of the Project. In addition, at Lender’s request, Borrower shall provide Lender with reports relating to the aforementioned matters.
     (h) If requested, Borrower shall furnish Lender with copies of all such contracts and agreements which shall be subject to Lender’s approval hereunder as to form and content. With respect to any such contracts and agreements deemed material by Lender, no modification, termination or expiration thereof shall be permitted without Lender’s approval.
     (i) Borrower shall not, without Lender’s prior consent which shall not be unreasonably withheld, conditioned or delayed:
(i)	surrender, terminate or cancel the Franchise Agreement or the Management Agreement;

(ii)	reduce or consent to the reduction of the term of the Franchise Agreement or the Management Agreement;

(iii)	increase or consent to the increase of the amount of any charges under the Franchise Agreement or the Management Agreement; or

(iv)	otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement or the Management Agreement in any material respect; provided that the Franchise Agreement and Management Agreement may be extended or renewed so long as no default has occurred and is continuing thereunder and no Event of Default has occurred and is continuing hereunder.
     (j) Except as set forth in Schedule IV, neither Borrower nor any principal, partner, officer, director or significant shareholder thereof shall acquire, construct, operate or manage any hotel within a one (1) mile radius of the Project at any time while the Loan is outstanding.

     (k) Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Operating Leases and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to the Operating Lessee by Borrower; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that the Operating Lessee is terminating its Operating Lease or that the Operating Lessee is otherwise discontinuing its operation of the Project; (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Operating Lessee under the Operating Lease; and (vi) cause Operating Lessee to execute the Subordination and Attornment Agreement with respect to the Operating Lease.
ARTICLE 9
EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default under the Loan:
     Section 9.1 Payments. Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.
     Section 9.2 Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.
     Section 9.3 Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of the Project, or any interest therein, or of any interest in Borrower, in violation of the Mortgage.
     Section 9.4 Covenants. Borrower’s or Operating Lessee’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents (other than payments under Section 9.1, insurance requirements under Section 9.2, transfers and encumbrances under Section 9.3, and the Events of Default described in Sections 9.7 and 9.8 below), and the continuance of such failure for thirty (30) days after notice by Lender to Borrower; however, Borrower shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within thirty (30) days; (c) Borrower is diligently undertaking to cure such default, and (d) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure.
     Section 9.5 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made.

     Section 9.6 Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof, not cured within any applicable grace or cure period therein.
     Section 9.7 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party, Operating Lessee, or any other Person having an ownership interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.
     Section 9.8 Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
     Section 9.9 Anti-Terrorism. If Borrower or any Borrower Party is listed on the Lists or is convicted or pleads nolo contendere to charges related to activity prohibited in the Anti-Money Laundering Laws, or if Borrower or any Borrower Party is arrested on charges related to activity prohibited in the Anti-Money Laundering Laws and such charge is not dismissed within thirty (30) days thereafter.
     Section 9.10 Franchise and Management Agreements.
     (a) Any of the following events occur without Lender’s prior consent, (i) the hotel manager for the Project under the Management Agreement (or any successor management agreement) resigns or is removed, or (ii) the ownership, management or control of such hotel manager is transferred to a person or entity other than a replacement manager listed on Schedule III or otherwise reasonably approved by Lender, or (iii) there is any material change in the Management Agreement (or any successor management agreement);
     (b) A default has occurred and continues beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the hotel manager to terminate or cancel the Management Agreement (or any successor management agreement);

     (c) There is any material change in the Franchise Agreement (or any successor franchise agreement) without Lender’s prior consent or if the Franchise Agreement expires pursuant to its terms or a successor franchise agreement is executed by Borrower and such successor franchise agreement is not approved by Lender;
     (d) A default has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any successor franchise agreement) if such default permits the franchisor to terminate or cancel the Franchise Agreement (or any successor franchise agreement); or
     (e) Borrower ceases to operate the Project as a hotel or motel or terminates such business for any reason whatsoever (other than temporary cessation in connection with any casualty, condemnation or renovations to the Project).
     Section 9.11 Operating Lease If without Lender’s prior written consent (i) Operating Lessee resigns or is removed or is replaced or (ii) there is any material adverse change in or termination of any Operating Lease.
     (b) If Operating Lessee is in material default under the Operating Lease beyond any applicable notice or cure period under the Operating Lease.
ARTICLE 10
REMEDIES
     Section 10.1 Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Sections 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.
     Section 10.2 Remedies — Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Lender may (a) declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
     Section 10.3 Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the

Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to the Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify Lender for all losses, expenses, damages, claims and causes of action, including reasonable out-of-pocket attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 10.3. All sums paid by Lender pursuant to this Section 10.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below

If to Borrower:	[Winston Special Purpose Entity]
c/o Winston Hotels, Inc.
2626 Glenwood Avenue
Raleigh, North Carolina 27608
Attention: Joe Green
Telecopy: (919) 510-5251

If to Lender:	General Electric Capital Corporation
c/o GEMSA Loan Services, L.P.
1500 City West Blvd., Suite 200
Houston, Texas 77042-2300
Attention: Portfolio Manager/Access Program
Telecopy: (713) 458-7500

with a copy to:	General Electric Capital Corporation
16479 Dallas Parkway, Suite 500
Two Bent Tree Tower
Addison, Texas 75001-2512
Attention: David R. Martindale
Telecopy: (972) 728-7650
Any communication so addressed and mailed shall be deemed to be given on the earliest of (a) when actually delivered, (b) on the first (1st) Business Day after deposit with an overnight air courier service, or (c) on the third (3rd) Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.
     Section 11.2 Amendments and Waivers. No amendment or waiver of any provision of the Environmental Indemnity Agreement and the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.
     Section 11.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof; and (b) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note. The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.
     Section 11.4 Invalid Provisions. If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
     Section 11.5 Reimbursement of Expenses. Borrower shall pay all reasonable expenses incurred by Lender in connection with the Loan, including reasonable out-of-pocket fees and expenses of Lender’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the recording or filing of Loan Documents. Borrower shall pay all expenses of Lender in connection with the administration of the Loan, including audit costs, inspection fees, settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and Rating Agency fees and expenses in connection with confirmation letters, if required. Borrower shall, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement, the Environmental Indemnity Agreement, or any Loan Document, or to defend or assert the rights and claims of Lender under the Environmental Indemnity Agreement or the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from fifteen (15) days after Lender’s submission to Borrower of an invoice for such amounts together with evidence reasonably documenting such fees and expenses actually paid by Lender until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.
     Section 11.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.
     Section 11.7 Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create an equity in the Project in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other person with respect to the Project or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create an equity in the Project in Lender, or any sharing of liabilities, losses, costs or expenses.
     Section 11.8 Contest of Certain Claims. Borrower may contest the validity of Taxes or any mechanic’s or materialman’s lien asserted against the Project so long as (a) Borrower notifies Lender that it intends to contest such Taxes or liens, as applicable, (b) Borrower provides Lender with an indemnity, bond or other security reasonably satisfactory to Lender assuring the discharge of Borrower’s obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment, (d) Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (e) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Lender, the Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Lender may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.
     Section 11.9 Time of the Essence. Time is of the essence with respect to this Agreement.
     Section 11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder, other than as provided herein.
     Section 11.11 Renewal, Extension or Rearrangement. All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.
     Section 11.12 Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.
     Section 11.13 Cumulative Rights; Joint and Several Liability. Rights and remedies of Lender under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. If more than one person or entity has executed this Agreement as “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.
     Section 11.14 Singular and Plural. Words used in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.
     Section 11.15 Phrases. Except as otherwise expressly provided herein, when used in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean, unless otherwise specified, such consent or approval at Lender’s sole discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion.”
     Section 11.16 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

     Section 11.17 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
     Section 11.18 Promotional Material. Borrower authorizes Lender at Lender’s expense to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan. Lender shall provide copies of all of the foregoing materials to Borrower within a reasonable period of time before release thereof and shall cooperate with Borrower to ensure that all of the foregoing materials comply with any applicable SEC or NYSE requirements. All references to Lender or Borrower contained in any press release, advertisement or promotional material issued by either party hereto shall be approved in writing by the other party in advance of issuance, except that (a) no such approval from Borrower shall be required with respect to promotional materials used in Lender’s sale or participation activities under Section 8.11, and (b) no such approval from either party shall be required to the extent that the other party or any Affiliate thereof is required to make disclosures as a matter of applicable law, court order or compulsory process.
     Section 11.19 Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.
     Section 11.20 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE ENVIRONMENTAL INDEMNITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

     Section 11.21 Waiver of Punitive or Consequential Damages. Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto.
     Section 11.22 Governing Law; Jurisdiction.
     (a) THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9 301 THROUGH 9 307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THE ENVIRONMENTAL INDEMNITY AGREEMENT AND THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
     (b) Borrower and Lender each hereby consents and submits to the non-exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the

Project is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT MAY AT LENDER’S OR BORROWER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND LENDER AND BORROWER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
     Section 11.23 Entire Agreement. This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Commitment and this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, the terms of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall control.
     Section 11.24 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
ARTICLE 12
LIMITATIONS ON LIABILITY
     Section 12.1 Limitation on Liability. Except as provided below, Borrower shall not be personally liable for amounts due under the Loan Documents. Borrower shall be personally liable to Lender to the extent of any deficiency, loss or damage suffered by Lender because of:
     (a) Borrower’s commission of a criminal act;
     (b) the failure to comply with provisions of the Loan Documents prohibiting the sale, transfer or encumbrance of the Project, any other collateral, or any direct or indirect ownership interest in Borrower;
     (c) the misapplication, misappropriation or conversion by Borrower or any Borrower Party or Operating Lessee of any funds derived from the Project, including proceeds of rents or any other payments in respect of the leases and other income of the Project or any other collateral, security deposits, insurance proceeds, and condemnation awards in violation of this Agreement or any of the other Loan Documents;
     (d) the fraud or misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan;
     (e) Borrower’s collection of rents more than one month in advance or entering into or modifying leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification of any leases, in violation of this Agreement or any of the other Loan Documents;
     (f) Borrower’s or Operating Lessee’s interference with Lender’s exercise of rights in accordance with the Assignment of Leases and Rents;
     (g) Borrower’s or Operating Lessee’s failure to maintain insurance as required by this Agreement unless (i) there are sufficient funds in the Tax and Insurance Escrow Fund to pay such amounts when due and (ii) no Event of Default is then continuing;
     (h) physical waste to the Project caused by the intentional or negligent acts or omissions of Borrower, Operating Lessee, or any agents, employees, or contractors;
     (i) Borrower’s obligations with respect to environmental matters under Article 4;
     (j) Borrower’s failure to pay for any loss, liability or expense (including reasonable attorneys’ fees) incurred by Lender arising out of any claim or allegation made by Borrower, or Operating Lessee, their successors or assigns, or any creditor of Borrower or Operating Lessee based on representations of Borrower or any Borrower Party or Operating Lessee, that this Agreement or the transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement establishes a joint venture, partnership or other similar arrangement between Borrower and Lender;
     (k) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents in connection with Loan origination;
     (l) uninsured damage to the Project resulting from acts of terrorism;
     (m) the filing by Borrower or Operating Lessee or any of their members, partners, or shareholders, or the filing against Borrower or Operating Lessee in which Borrower, any Borrower Party, or Operating Lessee cooperates or colludes, of a petition under the United States Bankruptcy Code or similar state insolvency laws;
     (n) any action of any kind or nature whatsoever, either directly or indirectly by Borrower or Operating Lessee to oppose, impede, obstruct, challenge, hinder, frustrate, enjoin or otherwise interfere (except to the extent of Borrower’s good faith contest, as determined by a court with jurisdiction in respect of such proceeding, that Lender did not act in accordance with the terms of the Lease Subordination Agreement or Management Subordination Agreement) with (A) Lender’s termination of the Operating Lease in accordance with the Lease Subordination Agreement or the Management Agreement in accordance with the Management Subordination Agreement, (B) Lender or the party acquiring the Project following the occurrence of a foreclosure or deed in lieu thereof (in full substitution of the applicable Operating Lessee) being deemed the “Lessee” under the Management Agreement, (C) the execution, delivery or effectiveness of a new Management Agreement directly between Lender or the party acquiring the Project following a foreclosure or deed in lieu thereof and Manager or (D) any payment or other transfer by Manager of funds which would otherwise be paid to any Operating Lessee under any Operating Lease directly to Lender or the party acquiring the Project following the occurrence of a foreclosure or deed in lieu thereof, in each case after or as a result of any automatic termination of the Operating Lease or of Lender exercising its right to terminate the Operating Lease, in each case pursuant to the Lease Subordination Agreement and this Agreement, or shall, either directly or indirectly, cause any other person to take any action which, if taken by Borrower or Operating Lessee, would constitute an event described in this Section 12.1(n); or
     (o) the non-compliance by Borrower, Operating Lessee or Manager with any material covenant in any restrictive covenants or shared cost agreements affecting the Project for which Borrower has not provided an estoppel certificate from applicable parties (other than Borrower or any Affiliates) in form satisfactory to Lender.
     Borrower also shall be personally liable to Lender for any and all reasonable, third-party out-of-pocket attorneys’ fees and expenses and court costs incurred by Lender in enforcing this Section 12.1 or otherwise incurred by Lender in connection with any of the matters within the scope of this Section 12.1, regardless whether such matters are legal or equitable in nature or arise under tort or contract law. The limitation on the personal liability of Borrower in the first sentence hereof shall not modify, diminish or discharge the personal liability of any Joinder Party. Nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, to file a claim for the full amount due to Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.
     Section 12.2 Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

     IN WITNESS WHEREOF, Borrower has caused this Agreement to be executed under seal by its duly authorized officers as of the date first above written.

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

	By:	/s/ David R. Martindale

David R. Martindale, Managing Director

BORROWER:	[WINSTON SPECIAL PURPOSE ENTITY],
a Delaware limited liability company

	By:	WINN LIMITED PARTNERSHIP,
a North Carolina limited partnership,
its Sole Member

		By:	WINSTON HOTELS, INC.,
a North Carolina corporation,
its General Partner

			By:	/s/ Jacob A. Darling

Jacob A. Darling, Vice President

Signature Page

JOINDER
     By executing this Joinder (the “Joinder”), the undersigned (“Joinder Parties”) jointly and severally guaranty the performance by Borrower of all obligations and liabilities for which Borrower is personally liable under Section 12.1 of this Agreement. This Joinder is a guaranty of full and complete payment and performance and not of collectability.
     1. Waivers. To the fullest extent permitted by applicable law, each Joinder Party waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be primary, absolute and unconditional, and that its obligations under this Joinder shall be unaffected by any of such rights or defenses, including:
          a. the unenforceability of any Loan Document against Borrower and/or any other Joinder Party;
          b. any release or other action or inaction taken by Lender with respect to the collateral, the Loan, Borrower and/or other Joinder Party, whether or not the same may impair or destroy any subrogation rights of any Joinder Party, or constitute a legal or equitable discharge of any surety or Borrower;
          c. the existence of any collateral or other security for the Loan, and any requirement that Lender pursue any of such collateral or other security, or pursue any remedies it may have against Borrower and/or any other Joinder Party;
          d. any requirement that Lender provide notice to or obtain a Joinder Party’s consent to any modification, increase, extension or other amendment of the Loan, including the guaranteed obligations;
          e. any right of subrogation (until payment in full of the Loan, including the guaranteed obligations, and the expiration of any applicable preference period and statute of limitations for fraudulent conveyance claims);
          f. any payment by Borrower to Lender if such payment is held to be a preference or fraudulent conveyance under bankruptcy laws or Lender is otherwise required to refund such payment to Borrower or any other party; and
          g. any voluntary or involuntary bankruptcy, receivership, insolvency, reorganization or similar proceeding affecting Borrower or any of its assets.
     2. Agreements. Each Joinder Party further represents, warrants and agrees that:
          a. The obligations under this Joinder are enforceable against each such party and are not subject to any defenses, offsets or counterclaims;
          b. The provisions of this Joinder are for the benefit of Lender and its successors and assigns;

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          c. Lender shall have the right to (i) renew, modify, extend or accelerate the Loan, (ii) pursue some or all of its remedies against Borrower or any Joinder Party, (iii) add, release or substitute any collateral for the Loan or party obligated thereunder, and (iv) release Borrower or any Joinder Party from liability, all without notice to or consent of any Joinder Party (or other Joinder Party) and without affecting the obligations of any Joinder Party (or other Joinder Party) hereunder;
          d. Each Joinder Party covenants and agrees to furnish to Lender, within ninety (90) days after the end of each fiscal year of such Joinder Party, a current (as of the end of such fiscal year) balance sheet of such Joinder Party, in scope and detail reasonably satisfactory to Lender, certified by the chief financial representative of such Joinder Party and, if required by Lender, prepared on a review basis and certified by an independent public accountant reasonably satisfactory to Lender; and
          e. To the maximum extent permitted by law, each Joinder Party hereby knowingly, voluntarily and intentionally waives the right to a trial by jury in respect of any litigation based hereon. This waiver is a material inducement to Lender to enter into this Agreement.
     This Joinder shall be governed by the laws of the State of New York and Joinder Party shall be subject to and bound by the same terms and conditions of Section 11.22 of this Agreement as though expressly named therein.

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     Executed as of May                     , 2006.

JOINDER PARTY:	WINSTON HOTELS, INC.,
a North Carolina corporation

	By:	/s/ Jacob A. Darling

Jacob A. Darling, Vice President

Joinder Signature Page

EXHIBIT A
Legal Description

Exhibit Page

SCHEDULE I
DEFEASANCE
     1. In accordance with Section 2.3 of the Loan Agreement, Borrower may obtain the release of the Project from the lien of the Mortgage upon the satisfaction of the following conditions precedent:
          (a) not less than thirty (30) days prior written notice to Lender specifying a regularly scheduled payment date (the “Release Date”) on which the Defeasance (hereinafter defined) is to occur;
          (b) the payment to Lender of interest accrued and unpaid on the principal balance of the Note to and including the Release Date;
          (c) the payment to Lender of all other sums, not including scheduled interest or principal payments, due under the Note, the Mortgage, the Assignment of Leases and Rents, and the other Loan Documents;
          (d) the payment to Lender of a $5,000 non-refundable processing fee;
          (e) the delivery by Borrower to Lender of:
i)	a security agreement in form and substance satisfactory to Lender, creating a first priority lien on the U.S. Obligations (hereinafter defined) purchased by or on behalf of Borrower that will provide payments on or prior to, but as close as possible to all successive Payment Dates after the Release Date, including the amounts due on the Maturity Date, as it may be accelerated in accordance with Section 2.3(c) of the Agreement and Section 2 of this Schedule I (the “Security Agreement”);

ii)	a release of the Project from the lien of the Mortgage and the release of Borrower from its obligations under this Agreement, the Mortgage and the Note (for execution by Lender) in a form appropriate for the jurisdiction in which the Project is located;

iii)	an officer’s certificate of Borrower certifying that the requirements set forth in this paragraph (e) have been satisfied;

iv)	an opinion of counsel in form and substance, and rendered by counsel satisfactory to Lender at the expense of Borrower, stating, among other things, that Lender has a perfected first priority security interest in the U.S. Obligations purchased by or on behalf

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of Borrower and pledged to Lender and as to enforceability of the Security Agreement and other documents delivered in connection therewith;

v)	if required by the Rating Agencies and/or pooling and servicing agreement relating to the Secondary Market Transaction, evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to such defeasance for any securities issued in connection with a Secondary Market Transaction;

vi)	evidence of satisfaction of all requirements of the Successor Borrower, including payment if required of administrative expenses and applicable federal income taxes associated with or to be incurred by Successor Borrower during the remaining term of, and applicable to, the Loan; and

vii)	such other certificates, documents or instruments as Lender may reasonably request.
          (f) if the Loan has been sold in a Secondary Market Transaction, Lender shall have received an opinion of counsel acceptable to Lender in form satisfactory to Lender stating, among other things, that the substitution of collateral shall not cause the holder of the Loan to fail to maintain its status as a real estate mortgage investment conduit (REMIC); and
          (g) Lender shall have received a certificate from a nationally recognized independent certified public accountant acceptable to Lender, in form and substance satisfactory to Lender, certifying that the U.S. Obligations purchased by or on behalf of Borrower in accordance with this Schedule with the Defeasance Deposit will generate sufficient sums to satisfy the obligations of Borrower under the Note and this Schedule I as and when such obligations become due.
     In connection with the conditions set forth above, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing or causing to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Release Date upon which interest and principal payments are required under the Note including the amounts due on the Maturity Date and in amounts equal to the scheduled payments due on such dates under the Note (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Lender and applied to satisfy the obligations of Borrower under the Note and this Schedule I.

Schedule Page 56

     2. In connection with the Defeasance, Borrower shall have the right to accelerate the Maturity Date to any Payment Date that is or occurs after the 118th Payment Date, which acceleration shall become effective simultaneously with Borrower’s delivery of the U.S. Obligations and satisfaction of all other requirements of this Schedule I. Borrower shall specify any such acceleration in the notice provided to Lender pursuant to Section 1(a) of this Schedule I.
     3. Upon compliance with the requirements of this Schedule I, the Project shall be released from the lien of the Mortgage and the pledged U.S. Obligations shall be the sole source of collateral securing the Note. In connection with such release, a successor entity meeting Lender’s Single Purpose Entity criteria, adjusted, as applicable, for the Defeasance contemplated by this Schedule (the “Successor Borrower”), shall be established by Borrower subject to Lender’s approval and Borrower shall transfer and assign all obligations, rights and duties under and to the Note and this Loan Agreement together with the pledged U.S. Obligations to such Successor Borrower pursuant to an assignment and assumption agreement in form and substance satisfactory to Lender (the “Assignment Agreement”). Such Successor Borrower shall assume the obligations under the Note and this Loan Agreement and the Security Agreement and Borrower shall be relieved of its obligations thereunder, except that Borrower shall be required to perform its obligations pursuant to this Schedule I, including maintenance of the Successor Borrower, if applicable. Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement pursuant to the Assignment Agreement. Notwithstanding anything in the Mortgage to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this paragraph, but Borrower shall pay all costs and expenses incurred by Lender in connection with this Schedule, including Lender’s reasonable attorneys’ fees and expenses, cost and expenses in obtaining review and confirmation by the applicable Rating Agencies as required herein, and any administrative and tax expenses associated with or incurred by the Successor Borrower in connection with the defeasance.
     4. For purposes of this Schedule I, the following terms shall have the following meanings:
          (a) The term “Yield Maintenance Amount” shall mean the amount which will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments; and
          (b) The term “U.S. Obligations” shall mean “Government Securities” be as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G-2(a)(8)(i).

Schedule Page 57

SCHEDULE II
REQUIRED REPAIRS

Schedule Page 58

SCHEDULE III
REPLACEMENT MANAGERS

Schedule Page 59

SCHEDULE IV
RADIUS HOTELS

Schedule Page 60